Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 26, 2020, with respect to the consolidated financial statements of Royalty Pharma Investments and subsidiaries, included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-238632) and related Prospectus of Royalty Pharma plc for the registration of shares of its common stock.

/s/ Ernst & Young

Dublin, Ireland

June 15, 2020